Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 1, 2020, with respect to the consolidated financial statements of GTCR-Ultra Holdings II, LLC included in the Proxy Statement of FinTech Acquisition Corp. III that is made a part of the Registration Statement (Form S-4) and Prospectus of FinTech Acquisition Corp. III Parent Corp. for the registration of 143,557,662 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

August 4, 2020